INVESTMENT SUB-ADVISORY AGREEMENT

	AGREEMENT effective this 1st day of
November, 2016 between Boston Management and
Research (the "Adviser"), and Parametric Portfolio
Associates LLC (the "Sub-Adviser").

	WHEREAS, MSAR Completion Portfolio
(the "Trust") is registered under the Investment
Company Act of 1940, as amended (the "1940
Act"), as an open-end, management investment company; and

	WHEREAS, the Trust is a master fund in a master feeder structure whereby, among other potential investors, one or more investment companies registered with the Securities and Exchange Commission ("SEC") may invest its assets in the Trust (each a "Fund"); and

	WHEREAS, the Adviser has entered into an Investment Advisory Agreement, dated June 7,
2010 (the "Advisory Agreement") with the Trust, a copy of which has been provided to the Sub-
Adviser, relating to the provision of advisory and management services; and

	WHEREAS, pursuant to authority granted to the Adviser in the Advisory Agreement, the Adviser retained Parametric Risk Advisers LLC ("PRA") to furnish investment advisory services to the Trust related to the Trust's options strategy, pursuant to an investment sub-advisory agreement dated June
7, 2010; and

	WHEREAS, the Trust and PRA desire that
the Sub-Adviser, which is under common control with PRA, be appointed by the Adviser to replace
PRA as the Trust's sub-adviser in a transfer which does not result in a change of control or management in accordance with Rule 2a-6 of the 1940 Act, and the Sub-Adviser accepts such appointment and is willing to furnish such services to the Trust and the Adviser pursuant to this Agreement.

	NOW, THEREFORE, in consideration of the
mutual covenants and agreements set forth herein, the Adviser and the Sub-Adviser agree as follows:

1.   Appointment.  The Adviser hereby
appoints the Sub-Adviser to act as the investment adviser for and to manage the investment and reinvestment of the assets of the Trust related to the Trust's option strategy on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services set forth herein for the compensation herein provided.
The Sub-Adviser shall not be responsible for aspects of the Trust's investment program other than its options strategy, including without limitation purchases and sales of securities other than options, selection of brokers to conduct such purchases and sales of securities other than options, compliance with investment policies and restrictions other than those concerning options, or proxy voting.

2.   Sub-Adviser Duties.  Subject to the
supervision of the Trust's Board of Trustees (the
"Board") and the Adviser, the Sub-Adviser will
provide a continuous investment program relating
to the Trust's purchase or sale of options for the
Trust's portfolio.  Subject to approval of the Trust's
Board and notice to the Sub-Adviser, the Adviser
retains complete authority immediately to assume
direct responsibility for any function delegated to
the Sub-Adviser under this Agreement.  Subject to
the foregoing, the Sub-Adviser will provide options
investment research and conduct a continuous
program of options evaluation, investment, sales,
and reinvestment of the Trust's assets by
determining the options strategy that the Trust shall
pursue, including which options shall be purchased,
entered into, sold, closed, or exchanged for the
Trust, when these transactions should be executed,
and what portion of the assets of the Trust shall
have options written against them.   The Sub-
Adviser will provide the services under this Agreement in accordance with the Trust's investment objective or objectives, policies, and restrictions as stated in the Trust's Registration
Statement filed with the SEC, as amended (the
"Registration Statement"), copies of which shall be sent to the Sub-Adviser by the Adviser prior to the commencement of this Agreement and promptly following any such amendment. The Adviser and the Sub-Adviser further agree as follows:
             a.   Each of the Adviser and the Sub-
Adviser will conform materially with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, with materially any applicable procedures adopted by the Trust's Board of which the Sub-Adviser has been sent a copy, and the provisions of the Registration Statement, of which the Sub-Adviser has received a copy and with the Sub-Adviser's portfolio manager operating policies and procedures as are approved by the Adviser. Each of the Adviser and the Sub-Adviser shall exercise reasonable care in the performance of its duties under the Agreement.
             b.   In connection with any purchase
and sale of securities for the Trust related to the implementation of the options strategy developed by the Sub-Adviser, the Sub-Adviser will arrange for the transmission to the custodian for the Trust
(the "Custodian") on a daily basis such
confirmation, trade tickets, and other documents and information, including, but not limited to, Cusip, Cedel, or other numbers that identify options to be purchased or sold on behalf of the Trust, as may be reasonably necessary to enable the Custodian to perform its administrative and recordkeeping responsibilities with respect to the Trust. With respect to options to be settled through the Trust's
Custodian, the Sub-Adviser will arrange for the prompt transmission of the confirmation of such options trades to the Trust's Custodian.
             c.   The Sub-Adviser will assist the
Custodian in determining or confirming, consistent with the procedures and policies stated in the Registration Statement or adopted by the Board, the value of any options or other assets of the Trust for which the Sub-Adviser is responsible and for which the Custodian seeks assistance from or identifies for review by the Sub-Adviser; provided that the Sub-Adviser shall be responsible for determining in good faith, consistent with the procedures and policies stated in the Registration
Statement or adopted by the Board, the fair value of the Trust's portfolio of options for which the Sub-
Adviser is responsible and shall obtain at its own expense pricing services for the Trust's portfolio of options from Interactive Data ("IDS"), Bloomberg, or another pricing service to be mutually agreed. The parties acknowledge that the Sub-Adviser is not a custodian of the Trust's assets and will not take possession or custody of such assets.
             d.   Following the end of the Trust's
semi-annual period and fiscal year, the Sub-Adviser will assist the Adviser in preparing a letter to shareholders containing a discussion of relevant investment factors in respect of both the prior quarter and the fiscal year to date.
             e.  The Sub-Adviser will complete
and deliver to the Adviser for each quarter by the 5th business day of the following quarter a written compliance checklist in a form provided by the Adviser relating to the performances of the Sub-
Adviser under this Agreement.
             f.   The Sub-Adviser will make
available to the Trust and the Adviser, promptly upon request, any of the Trust's investment records and ledgers maintained by the Sub-Adviser (which shall not include the records and ledgers maintained by the Custodian or portfolio accounting agent for the Trust) as are necessary to assist the Trust and the Adviser to comply with requirements of the 1940 Act and the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and the rules under each, as well as other applicable laws.
The Sub-Adviser will furnish to regulatory authorities having the requisite authority any information or reports in connection with such services in respect to the Trust which may be requested by such authorities in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.
             g.   The Sub-Adviser will provide
reports to the Board for consideration at meetings of the Board on the options portion of the investment program for the Trust and the options purchased and sold for the Trust's portfolio, and will furnish the Board with such periodic and special reports as the Board and the Adviser may reasonably request.
             h.   The Adviser shall assure that the
Trust complies with its investment policies and restrictions as set forth in the Registration
Statement, except for policies and restrictions concerning implementation of the Trust's options strategy, and the Adviser acknowledges that the Sub-Adviser shall not be responsible for the Trust's compliance with its investment policies and restrictions other than those concerning implementation of the Trust's options strategy.
             i.   The Adviser acknowledges that
the Sub-Adviser shall not be responsible for meeting or monitoring compliance with the income and asset diversification requirements of Section
851 of the Internal Revenue Code, and the Adviser acknowledges that the Adviser is responsible for the same.

3.   Broker-Dealer Selection.  The Sub-
Adviser is authorized to make decisions to buy and sell options for the Trust's portfolio, and to select broker-dealers and to negotiate brokerage commission rates in effecting an option transaction.
The Sub-Adviser's primary consideration in effecting an option transaction will be to obtain the best execution for the Trust, taking into account the factors specified in the prospectus and/or statement of additional information for the Trust, and determined in consultation with the Adviser, which include price (including the applicable brokerage commission or dollar spread), the size of the order, the nature of the market for the option, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer involved, the quality of the service, the difficulty of execution, and the execution capabilities and operational facilities of the firm involved, and the firm's risk in positioning a block of options. Accordingly, the price to the Trust in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified, in the judgment of the Sub-Adviser in the exercise of its fiduciary obligations to the Trust, by other aspects of the portfolio execution services offered. The Sub-
Adviser shall not receive any research service from any broker-dealer or from any third party that is paid by such broker-dealer in return for placing trades through such broker-dealer on behalf of the Trust. The Sub-Adviser will consult with the Adviser to ensure that portfolio transactions on behalf of the Trust are directed to broker-dealers on the basis of criteria reasonably considered appropriate by the Adviser. To the extent consistent with these standards, the Sub-Adviser is further authorized to allocate the orders placed by it on behalf of the Trust to an affiliated broker-dealer.
Such allocation shall be in such amounts and proportions as the Sub-Adviser shall determine consistent with the above standards, and the Sub-
Adviser will report on said allocation regularly to the Trust's Board indicating the broker-dealers to which such allocations have been made and the basis therefore.

4. Disclosure about Sub-Adviser.  The Sub-
Adviser has reviewed the Registration Statement for the Trust and the registration statement of any Fund filed with the SEC (the Registration Statement and the Funds' registration statements referred to herein as the "Registration Statements") that contain disclosure about the Sub-Adviser, and represents and warrants that, with respect to the disclosure about the Sub-Adviser or information relating directly or indirectly to the Sub-Adviser, such Registration Statements contain, as of the date hereof, no untrue statement of any material fact and do not omit any statement of a material fact which was required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Sub-Adviser further represents and warrants that it is a duly registered investment adviser under the Advisers
Act and will maintain such registration so long as this Agreement remains in effect. The Adviser hereby acknowledges that it has received a copy of the Sub-Adviser's Form ADV, Part II at least 48 hours prior to entering into this Agreement.

5.   Compensation of the Sub-Adviser.  For
the services, payments and facilities to be furnished hereunder by the Sub-Adviser, to the extent the Adviser receives at least such amount from the Trust pursuant to the Advisory Agreement, the Sub-
Adviser shall be entitled to receive from the Adviser compensation in an amount equal to the following average daily net assets of the Trust that are subject to a written put spread and/or call spread strategy throughout each month.

Average Daily Net Assets for the Month
Annual Fee Rate
(at each level)
Up to $500 million
0.5500%
$500 million but less than $1 billion
0.5250%
$1 billion but less than $2.5 billion
0.5100%
$2.5 billion but less than $5 billion
0.4950%
$5 billion and over
0.4800%

Such compensation shall be payable monthly in arrears on the last business day of each month.
The Trust's daily net assets shall be computed in accordance with the Declaration of Trust of the Trust and any applicable votes and determinations of the Trustees of the Trust. In case of initiation or termination of the Agreement during any month with respect to the Trust, the fee for that month shall be based on the number of calendar days during which it is in effect. The Adviser is solely responsible for the payment of fees to the Sub-
Adviser, and the Sub-Adviser agrees to seek payment of its fees solely from the Adviser. The
Trust shall have no liability for Sub-Adviser's fee hereunder.


6.   Allocation of Charges and Expenses. It
is understood that, pursuant to the Advisory
Agreement, the Trust will pay all expenses other
than those expressly stated to be payable by the
Sub-Adviser hereunder or by the Adviser under the
Advisory Agreement, which expenses payable by
the Trust shall include without limitation:   (i)
expenses of organizing and maintaining the Trust and continuing its existence, (ii) registration of the Trust under the 1940 Act, (iii) commissions, fees and other expenses connected with the acquisition, holding and disposition of securities and other investments, (iv) auditing, accounting and legal expenses, (v) taxes and interest, (vi) governmental fees, (vii) expenses of listing shares of the Trust with a stock exchange, and expenses of issue, sale, repurchase and redemption (if any) of shares in the Trust, including expenses of conducting tender offers for the purpose of repurchasing Trust shares,
(viii) expenses of registering and qualifying the Trust and its shares under federal and state securities laws and of preparing and printing registration statements or other offering statements or memoranda for such purposes, including amendments, and for distributing the same to shareholders and investors, and fees and expenses of registering and maintaining registrations of the Trust and of the Trust's principal underwriter, if any, as broker-dealer or agent under state securities laws, (ix) expenses of reports and notices to shareholders and of meetings of shareholders and proxy solicitations therefor, (x) expenses of reports to governmental officers and commissions, (xi) insurance expenses, (xii) association membership dues, (xiii) fees, expenses and disbursements of custodians and subcustodians for all services to the Trust (including without limitation safekeeping of funds, securities and other investments, keeping of books, accounts and records, and determination of net asset values), (xiv) fees, expenses and disbursements of transfer agents, dividend disbursing agents, shareholder servicing agents and registrars for all services to the Trust, (xv) expenses for servicing shareholder accounts, (xvi) any direct charges to shareholders approved by the Trustees of the Trust, (xvii) compensation and expenses of Trustees of the Trust who are not members of Eaton
Vance's organization and (xviii) such non-recurring items as may arise, including expenses incurred in connection with litigation, proceedings and claims and the obligation of the Trust to indemnify its Trustees, officers and shareholders with respect thereto. During the term of this Agreement, the Sub-
Adviser will pay all expenses incurred by it and its staff and for their activities in connection with its duties under this Agreement including, but not limited to, rental and overhead expenses, expenses of the Sub-Adviser's personnel, pricing services in accordance with Section 2, insurance of the Sub-
Adviser and its personnel, research services and taxes of the Sub-Adviser.

7.   Other Interests.  It is understood that
Trustees and officers of the Trust and shareholders of the Trust are or may be or become interested in the Sub-Adviser as partners, officers, employees, interestholders or otherwise and that partners, officers, employees and interestholders of the Sub-
Adviser are or may be or become similarly interested in the Trust, and that the Sub-Adviser may be or become interested in the Trust as a shareholder or otherwise. It is also understood that partners, officers, employees and interestholders of the Sub-Adviser may be or become interested (as directors, trustees, officers, employees, shareholders or otherwise) in other companies or entities (including, without limitation, other investment companies) that the Sub-Adviser may organize, sponsor, or acquire, or with which it may merge or consolidate, and which may include the words "Parametric" or any combination thereof as part of their name, and that the Sub-Adviser or its affiliates may enter into advisory or management agreements or other contracts or relationships with such other companies or entities.

8. Compliance.
             a.   The Sub-Adviser agrees to use
reasonable compliance techniques as the Adviser or the Board may adopt or approve, including written compliance procedures. In addition, the Sub-Adviser shall retain, at its own expense, the services of the Custodian or any other party as requested by the Board to monitor the compliance of the Trust's portfolio of holdings with the investment objective, policies and restrictions set forth in the Registration Statement.
             b.   The Sub-Adviser agrees that it
shall promptly notify, if legally permitted, the Adviser and the Trust (1) in the event that the SEC has censured the Sub-Adviser; placed limitations upon its activities, functions or operations;
suspended or revoked its registration as an investment adviser; commenced proceedings or an investigation (formally or informally) that may result in any of these actions; or corresponded with the Sub-Adviser, including sending a deficiency letter or raising issues about the business, operations, or practices of the Sub-Adviser, (2) in the event of any notice of investigation, examination, inquiry, audit or subpoena of the Sub-Adviser or any of its officers or employees by any federal, state, municipal or other governmental department, commission, bureau, board, agency or instrumentality, or (3) upon having a reasonable basis for believing that the Trust has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. If legally permitted, the
Sub-Adviser will furnish the Adviser, upon request, copies of any and all documents relating to the foregoing. The Sub-Adviser further agrees to notify the Adviser and the Trust promptly of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that is not contained in the Registration Statement or prospectus for the Trust or any Fund, or any amendment or supplement thereto, or if any statement contained therein that becomes untrue in any material respect.
             c.   The Adviser agrees that it shall
promptly notify, if legally permitted, the Sub-Adviser
(1) in the event that the SEC has censured the Adviser or the Trust; placed limitations upon either of their activities, functions, or operations;
suspended or revoked the Adviser's registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions, or (2) upon having a reasonable basis for believing that the Trust has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Internal Revenue Code.
             d.  The Sub-Adviser will provide the
Adviser with such reports, presentations, certifications and other information as the Adviser may request from time to time concerning the business and operations of the Sub-Adviser in performing services hereunder or generally concerning the Sub-Adviser's investment advisory services, the Sub-Adviser's compliance with applicable federal, state and local law and regulations, and changes in the Sub-Adviser's key personnel, investment strategies, policies and procedures, and other matters that are likely to have a material impact on the Sub-Advisers duties hereunder.

9.   Books and Records.  The Sub-Adviser
hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's or the Adviser's request in compliance with the requirements of Rule 31a-3 under the 1940 Act, although the Sub-
Adviser may, at its own expense, make and retain a copy of such records. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-l under the 1940 Act.

10. Cooperation; Confidentiality. Each party to this Agreement agrees to cooperate with the other party and with all appropriate governmental authorities having the requisite jurisdiction
(including, but not limited to, the SEC) in connection with any investigation or inquiry relating to this Agreement or the Trust. Subject to the foregoing, the Sub-Adviser shall treat as confidential all information pertaining to the Trust and actions of the Trust, the Adviser and the Sub-
Adviser, and the Adviser shall treat as confidential and use only in connection with the Trust all information furnished to the Trust or the Adviser by the Sub-Adviser, in connection with its duties under this Agreement except that the aforesaid information need not be treated as confidential if required to be disclosed under applicable law, if generally available to the public through means other than by disclosure by the Sub-Adviser or the Adviser, or if available from a source other than the Adviser, Sub-Adviser or the Trust.

11. Control.  Notwithstanding any other
provision of the Agreement, it is understood and agreed that the Trust shall at all times retain the ultimate responsibility for and control of all functions performed pursuant to this Agreement and has reserved the right to reasonably direct any action hereunder taken on its behalf by the Sub-Adviser.
         	Limitation of Liability of the Sub-
Adviser. The services of the Sub-Adviser to the Adviser for the benefit of the Trust are not to be deemed to be exclusive, the Sub-Adviser being free to render services to others and engage in other business activities. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Adviser, the Sub-
Adviser shall not be subject to liability to the Adviser or the Trust or any shareholder in the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the acquisition, holding, or disposition of any security or other investment. The Sub-Adviser agrees that neither the Trust nor any Fund shall bear any responsibility or shall be subject to any liability for any damages, expenses, or losses of Sub-Adviser connected with or arising out of its services under this Agreement.

12. Indemnification.
             a.   The Adviser agrees to indemnify
and hold harmless the Sub-Adviser, any affiliated person of the Sub-Adviser, and each person, if any, who, within the meaning of Section 15 of the 1933
Act controls ("controlling person") the Sub-Adviser
(all of such persons being referred to as "Sub-
Adviser Indemnified Persons") against any and all losses, claims, damages, liabilities, or litigation
(including legal and other expenses) to which a Sub-Adviser Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Adviser's responsibilities to the Sub-Adviser which (1) may be based upon the Adviser's gross negligence, willful misfeasance, or bad faith in the performance of its duties, or by reason of the Adviser's disregard of its obligations and duties under this Agreement and to the Trust, or (2) may be based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration
Statements or prospectuses covering shares of the Trust or any Fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Adviser or the Trust or to any affiliated person of the Adviser by a Sub-
Adviser Indemnified Person; provided however, that in no case shall the indemnity in favor of the Sub-
Adviser Indemnified Person be deemed to protect such person against any liability to which such person would otherwise be subject by reason of willful misfeasance, bad faith, or negligence in the performance of its duties, or by reason of its breach or reckless disregard of its obligations or duties under this Agreement.
             b.   Notwithstanding Section 12 of
this Agreement, the Sub-Adviser agrees to indemnify and hold harmless the Adviser, any affiliated person of the Adviser, and any controlling person of the Adviser (all of such persons being referred to as "Adviser Indemnified Persons") against any and all losses, claims, damages, liabilities, or litigation (including legal and other expenses) to which an Adviser Indemnified Person may become subject under the 1933 Act, 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Sub-
Adviser's responsibilities as Sub-Adviser of the Trust which (1) may be based upon the Sub-
Adviser's negligence, willful misfeasance, or bad faith in the performance of its duties, or by reason of the Sub-Adviser's disregard of its obligations or duties under this Agreement, or (2) may be based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statements or prospectuses covering the shares of the Trust or any Fund, or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact known or which should have been known to the Sub-Adviser and was required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished to the Adviser, the Trust, or any affiliated person of the Adviser or Trust by the Sub-Adviser or any affiliated person of the Sub-Adviser; provided, however, that in no case shall the indemnity in favor of an Adviser
Indemnified Person be deemed to protect such person against any liability to which such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence in the performance of its duties, or by reason of its breach or reckless disregard of its obligations and duties under this Agreement.
             c.   The Adviser shall not be liable
under Paragraph (a) of this Section 13 with respect to any claim made against a Sub-Adviser
Indemnified Person unless such Sub-Adviser
Indemnified Person shall have notified the Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Sub-Adviser Indemnified
Person (or after such Sub-Adviser Indemnified
Person shall have received notice of such service on any designated agent), but failure to notify the Adviser of any such claim shall not relieve the Adviser from any liability which it may have to the Sub-Adviser Indemnified Person against whom such action is brought except to the extent the Adviser is prejudiced by the failure or delay in giving such notice. In case any such action is brought against the Sub-Adviser Indemnified
Person, the Adviser will be entitled to participate, at its own expense, in the defense thereof or, after notice to the Sub-Adviser Indemnified Person, to assume the defense thereof, with counsel satisfactory to the Sub-Adviser Indemnified Person.
If the Adviser assumes the defense of any such action and the selection of counsel by the Adviser to represent the Adviser and the Sub-Adviser
Indemnified Person would result in a conflict of interests and therefore, would not, in the reasonable judgment of the Sub-Adviser
Indemnified Person, adequately represent the interests of the Sub-Adviser Indemnified Person, the Adviser will, at its own expense, assume the defense with counsel to the Adviser and, also at its own expense, with separate counsel to the Sub-
Adviser Indemnified Person, which counsel shall be satisfactory to the Adviser and to the Sub-Adviser
Indemnified Person.  The Sub-Adviser Indemnified
Person shall bear the fees and expenses of any additional counsel retained by it, and the Adviser shall not be liable to the Sub-Adviser Indemnified
Person under this Agreement for any legal or other expenses subsequently incurred by the Sub-
Adviser Indemnified Person independently in connection with the defense thereof other than reasonable costs of investigation; provided however, the Adviser shall be responsible for the additional counsel of Sub-Adviser in the event the Adviser is determined to have made the fraudulent representations, by the final decision of a court of competent jurisdiction (that is not subject to appeal or as to which the time for appeal has elapsed), and such representations are the basis for which Sub-Adviser's liability is based. The Adviser shall not have the right to compromise on or settle the litigation without the prior written consent of the Sub-Adviser Indemnified Person if the compromise or settlement results, or may result in a finding of wrongdoing on the part of the Sub-Adviser
Indemnified Person.
             d.   The Sub-Adviser shall not be
liable under Paragraph (b) of this Section 13 with respect to any claim made against an Adviser
Indemnified Person unless such Adviser
Indemnified Person shall have notified the Sub-
Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Adviser Indemnified Person
(or after such Adviser Indemnified Person shall have received notice of such service on any designated agent), but failure to notify the Sub-
Adviser of any such claim shall not relieve the Sub-
Adviser from any liability which it may have to the Adviser Indemnified Person against whom such action is brought except to the extent the Sub-
Adviser is prejudiced by the failure or delay in giving such notice. In case any such action is brought against the Adviser Indemnified Person, the Sub-Adviser will be entitled to participate, at its own expense, in the defense thereof or, after notice to the Adviser Indemnified Person, to assume the defense thereof, with counsel satisfactory to the Adviser Indemnified Person. If the Sub-Adviser assumes the defense of any such action and the selection of counsel by the Sub-Adviser to represent both the Sub-Adviser and the Adviser
Indemnified Person would result in a conflict of interests and therefore, would not, in the reasonable judgment of the Adviser Indemnified
Person, adequately represent the interests of the Adviser Indemnified Person, the Sub-Adviser will, at its own expense, assume the defense with counsel to the Sub-Adviser and, also at its own expense, with separate counsel to the Adviser
Indemnified Person, which counsel shall be satisfactory to the Sub-Adviser and to the Adviser
Indemnified Person.  The Adviser Indemnified
Person shall bear the fees and expenses of any additional counsel retained by it, and the Sub-
Adviser shall not be liable to the Adviser
Indemnified Person under this Agreement for any legal or other expenses subsequently incurred by the Adviser Indemnified Person independently in connection with the defense thereof other than reasonable costs of investigation. The Sub-Adviser shall not have the right to compromise on or settle the litigation without the prior written consent of the Adviser Indemnified Person if the compromise or settlement results, or may result in a finding of wrongdoing on the part of the Adviser Indemnified
Person.

13. Duration and Termination.
             a.   This Agreement shall become
effective upon the date of its execution, and unless terminated as provided herein, shall remain in full force and effect through and including the second anniversary of the execution of this Agreement and shall continue in full force and affect indefinitely thereafter, but only so long as such continuance after such date is specifically approved at least annually by (a) the Board, or by the vote of a majority of the outstanding voting securities of the Trust, and (b) the vote of a majority of those Trustees who are not interested persons of the Sub-Adviser, the Adviser, or the Trust cast in person at a meeting called for the purpose of voting on such approval.
             b.   Notwithstanding the foregoing,
this Agreement may be terminated: (a) by the Adviser at any time without payment of any penalty, upon 60 days' prior written notice to the Sub-
Adviser and the Trust; (b) at any time without payment of any penalty by the Trust, by the Trust's
Board or a majority of the outstanding voting securities of the Trust, upon 60 days' prior written notice to the Adviser and the Sub-Adviser, or (c) by the Sub-Adviser upon 3 months' prior written notice unless the Trust or the Adviser requests additional time to find a replacement for the Sub-Adviser, in which case the Sub-Adviser shall allow the additional time requested by the Trust or Adviser not to exceed 3 additional months beyond the initial three-month notice period; provided, however, that the Sub-Adviser may terminate this Agreement at any time without penalty, effective upon written notice to the Adviser and the Trust, in the event either the Sub-Adviser (acting in good faith) or the Adviser ceases to be registered as an investment adviser under the Advisers Act or otherwise becomes legally incapable of providing investment management services pursuant to its respective contract with the Trust.

14.   Notices.  Any notice must be in writing
and shall be sufficiently given (1) when delivered in person, (2) when dispatched by electronic mail or electronic facsimile transfer (confirmed in writing by postage prepaid first class air mail simultaneously dispatched), (3) when sent by internationally recognized overnight courier service (with receipt confirmed by such overnight courier service), or (4) when sent by registered or certified mail, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Trust:
MSAR Completion Portfolio
Two International Place
Boston, Massachusetts 02110
Attn: Chief Legal Officer

If to the Adviser:
Boston Management and Research
Two International Place
Boston, Massachusetts 02110
Attn: Chief Legal Officer

If to the Sub-Adviser:
Parametric Portfolio Associates LLC
1918 Eighth Avenue, Suite 3100
Seattle, WA  98101
Attn:  Legal and Compliance
Department
Phone:  206-694-5500
Email: PPA-
LegalNotices@paraport.com


15.   Amendments.  This Agreement may be
amended by a writing signed by both parties hereto, provided that no amendment to this Agreement shall be effective until approved (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of the Sub-Adviser, the Adviser, or the Trust cast in person at a meeting called for the purpose of voting on such approval, and (ii) if required by the 1940 Act, by vote of a majority of the outstanding voting securities of the Trust.

16.   Miscellaneous.
             a.   This Agreement shall be
governed by the laws of the Commonwealth of Massachusetts, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act or rules or orders of the SEC thereunder, and without regard for the conflicts of laws principle thereof. The term
"affiliate" or "affiliated person" as used in this Agreement shall mean "affiliated person" as defined in Section 2(a)(3) of the 1940 Act.
             b.   The Adviser and the Sub-Adviser
acknowledge that the Trust enjoys the rights of a third-party beneficiary under this Agreement, and the Adviser acknowledges that the Sub-Adviser enjoys the rights of a third party beneficiary under the Advisory Agreement.
             c.  The Sub-Adviser expressly
acknowledges the provision in the Declaration of Trust of the Adviser limiting the personal liability of the Trustee and officers of the Adviser, and the Sub-Adviser hereby agrees that it shall have recourse to the Adviser for payment of claims or obligations as between the Adviser and the Sub-
Adviser arising out of this Agreement and shall not seek satisfaction from the Trustee or any officer of the Adviser.
             d.   The captions of this Agreement
are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.
             e.   To the extent permitted under
Section 14 of this Agreement, this Agreement may only be assigned by any party with the prior written consent of the other party.
             f.   If any provision of this Agreement
shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby, and to this extent, the provisions of this Agreement shall be deemed to be severable.
             g.   Nothing herein shall be
construed as constituting the Sub-Adviser as an agent or co-partner of the Adviser, or constituting the Adviser as an agent or co-partner of the Sub-
Adviser.
             h.   This Agreement may be
executed in counterparts.
	IN WITNESS WHEREOF, the parties hereto
have caused this instrument to be executed as of the day and year first above written.

BOSTON MANAGEMENT AND RESEARCH


By:	/s/ Maureen A. Gemma
Name:   Maureen A. Gemma
Vice President, and not individually


PARAMETRIC PORTFOLIO ASSOCIATES LLC


By:	/s/ Jonathan Orseck
Name:	Jonathan Orseck
Managing Director, and not individually